News Release	For Immediate Release

Contact: Jeff Laudin	February 4, 2014
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Industries, Inc. Reduces Investment in Delta EMD Triggering Deconsolidation Under Accounting Rules

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, announced today that a reduction of its share ownership of Delta EMD Limited, a South African company listed on the  Johannesburg exchange, will trigger a deconsolidation of Delta EMD from Valmont’s consolidated financial statements.

Valmont acquired a 56% holding in Delta EMD, a global supplier of electrolytic manganese dioxide, when it acquired Delta plc in 2010. Accordingly, the ownership interest in Delta EMD and its results attributable to Valmont were historically reported on a consolidated basis in Valmont’s financial statements. Also as part of the acquisition of Delta plc in 2010, Valmont acquired a substantial minority interest in Manganese Metal Company (MMC), a South African based producer of manganese metal.

At the time of the acquisition of Delta plc in May 2010, Valmont indicated its intention to explore options to exit the two South African manganese businesses that were not core to Valmont’s strategy.

Step one of that process was completed with the February 2013 sale of Valmont’s interest in Manganese Metals Company, (MMC). Valmont received $29.0 million of cash consideration from the sale of its interest in MMC plus $9.0 million of dividends between the acquisition and sale date.

Step two is the deconsolidation of Delta EMD. In December 2013 Valmont reduced its ownership interest to approximately 49% of the outstanding shares of Delta EMD, which resulted in the deconsolidation of Delta EMD.  Valmont will recognize a non-cash after-tax loss in the fourth quarter of 2013 in the amount of $12.0 million or $0.45 cents per share. The non-cash loss results from a combination of recording the remaining value of the investment at fair value, as required under generally accepted accounting principles and the negative cumulative effect of currency translation. Additionally, prior to Valmont’s ownership reduction and the deconsolidation of Delta EMD from Valmont’s consolidated financial statements, Delta EMD recognized an impairment of fixed assets. Valmont’s share of the non-cash impairment loss after tax was $4.6 million, or $0.17 per share. To date, Valmont has received $12.9 million of dividends from Delta EMD, since May 2010.

Excluding the $0.62 combined income statement impact of the deconsolidation and fixed asset impairment, Valmont currently expects fiscal year 2013 diluted earnings per share to be approximately $10.97, subject to final audit completion. Valmont plans to report fourth quarter results on February 20, 2014 and will take questions related to the deconsolidation at that time. The Company will be in a quiet period until fourth quarter earnings are finalized and released.

Valmont is a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.